ISIS REPORTS FINANCIAL RESULTS AND HIGHLIGHTS
FOR SECOND QUARTER 2013

•                  Conference Call Webcast Tuesday, August 6, 11:30 a.m. ET at www.isispharm.com

CARLSBAD, Calif., August 6, 2013 - Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) today reported a pro forma net operating loss (NOL) of $5.3 million and $799,000 for the three and six months ended June 30, 2013, respectively, compared to pro forma net operating income of $6.2 million and a pro forma NOL of $10.0 million for the three and six months ended June 30, 2012.  On a GAAP basis, Isis reported a loss from operations of $7.9 million and $6.3 million for the three and six months ended June 30, 2013, respectively, compared to income from operations of $3.7 million for the three months ended June 30, 2012 and a loss from operations of $14.8 million for the six months ended June 30, 2012.  During the first half of 2013, Isis increased its cash position, ending June with $591 million compared to $374 million at December 31, 2012.  The substantial increase in the Company’s cash position was primarily due to its recent equity offering and cash received from its partners in the first half of 2013.

“We had a successful second quarter.  We ended the quarter with a significantly improved financial position.  We added a new partner, Roche, for one of our severe and rare disease programs.  We advanced our broad pipeline of drugs, and we reported positive Phase 2 data from our drug, ISIS-APOCIIIRx.  These data support our belief that antisense drugs can be safe and effective treatments for many different diseases.  All of these activities have significantly contributed to our financial performance this year and the increase in value of our technology and our drugs in development,” said B. Lynne Parshall, chief operating officer of Isis.  “We have a number of key data events to look forward to in the second half of the year as our pipeline and partnerships continue to mature.”

“We ended the second quarter with more than $590 million in cash, which was bolstered by the proceeds from our recent stock offering.  We have also received $93 million from our partners so far this year, including, in the second quarter, $30 million from our new collaboration with Roche, $16 million from AstraZeneca and $3.5 million from Biogen Idec for the advancement of ISIS-SMNRx. As our partnered programs advance in development, we have the potential to earn additional milestone payments this year.  With our strong cash position, we are now able to take some of our drugs into late-stage clinical studies prior to partnering” said Elizabeth L. Hougen, chief financial officer of Isis.  “We are on track to meet or exceed our 2013 guidance of a pro forma NOL in the mid $60 million range while accelerating development of ISIS-APOCIIIRx and other drugs in our pipeline.  Because of the successful completion of our recent stock offering, we expect to significantly exceed our cash guidance for 2013.”

Upcoming Key Milestones

•                  Report clinical data on ISIS-APOCIIIRx as a monotherapy in patients with severely high triglycerides at the European Society of Cardiology Congress.

•                  Present the complete Phase 2 clinical data for ISIS-APOCIIIRx at the American Heart Association.

•                  Report data from two clinical studies evaluating ISIS-SMNRx in children and in infants with spinal muscular atrophy.

Financial Results

All pro forma amounts referred to in this press release exclude non-cash compensation expense related to equity awards. Please refer to the reconciliation of pro forma and GAAP measures, which is provided later in this release.

Revenue

Revenue for the three and six months ended June 30, 2013 was $38.1 million and $81.5 million, respectively, compared to $47.3 million and $70.6 million for the same periods in 2012.  Isis’ revenue fluctuates based on the nature and timing of payments under agreements with Isis’ partners, including license fees, milestone-related payments and other payments. For example, Isis earned nearly $50 million in milestone and licensing payments in the first half of 2013 comprised of:

•                  $25 million from Genzyme when the FDA approved the KYNAMROTM NDA;

•                  $10 million when AstraZeneca added a second development candidate, ISIS-ARRx, to its collaboration with Isis;

•                  $7.5 million from GlaxoSmithKline when Isis initiated the Phase 2/3 study of ISIS-TTRRx;

•                  $3.5 million from Biogen Idec when Isis dosed the first infant in a Phase 2 study of ISIS-SMNRx; and

•                  $3.5 million when Xenon licensed a development candidate, XEN701, from Isis.

In comparison, Isis earned a $25 million milestone payment in the first half of 2012 from Genzyme when the FDA accepted the NDA for KYNAMRO.  Isis’ revenue in the first half of 2013 also included more than $13 million in new revenue Isis earned from its alliances with AstraZeneca, Biogen Idec and Roche.  These increases were offset, in part, by the completion of the amortization of the upfront payments associated with Isis’ Genzyme collaboration.

Operating Expenses

On a pro forma basis, Isis’ operating expenses of $43.4 million and $82.3 million for the three and six months ended June 30, 2013, respectively, were nearly flat compared to $41.2 million and $80.6 million for the same periods in 2012.

On a GAAP basis, Isis’ operating expenses for the three and six months ended June 30, 2013 were $46.0 million and $87.8 million, respectively, compared to $43.6 million and $85.3 million for the same periods in 2012.

Net Loss

Isis reported a net loss of $10.1 million and $11.8 million for the three and six months ended June 30, 2013, respectively, compared to $1.2 million and $25.2 million for the same periods in 2012.  Basic and diluted net loss per share for the three and six months ended June 30, 2013 was $0.09 per share and $0.11 per share, respectively, compared to $0.01 per share and $0.25 per share for the same periods in 2012. Isis’ net loss for the six months ended June 30, 2013 was significantly lower than in 2012 primarily due to the revenue Isis earned from its partners in the first half of 2013.

Balance Sheet

As of June 30, 2013, Isis had cash, cash equivalents and short-term investments of $590.8 million compared to $374.4 million at December 31, 2012 and working capital of $582.1 million at June 30, 2013 compared to $349.1 million at December 31, 2012.  The Company received a substantial amount of cash in the first six months of 2013, including $210 million from the issuance of its common stock and $93 million in payments from its partners.  Isis’ working capital increased in 2013 primarily due to the increase in cash and the increase in the value of Isis’ ownership in Regulus.  At June 30, 2013, the carrying value of Isis’ investment in Regulus increased to $62.2 million compared to $33.6 million at December 31, 2012.  This increase demonstrates the value that Isis is realizing from its satellite company strategy.

Business Highlights

“Our innovative business strategy provides us with multiple opportunities to create and maintain value.  We design our drug development activities to demonstrate the broad therapeutic profile of each drug.  In this way, we strive to maximize the value of each drug.  For example, ISIS-APOCIIIRx is an antisense drug we discovered and are developing to treat patients with severely high triglycerides.  Because of our clinical experience with KYNAMRO, our strong internal development capabilities and the manageable size of the clinical program required for our initial indication, we believe we can successfully develop ISIS-APOCIIIRx on our own without a partner.  Our recent successful stock offering provides us with the cash we need to develop ISIS-APOCIIIRx through Phase 3 development on our own.  Already this year, we reported positive Phase 2 data from ISIS-APOCIIIRx in two separate Phase 2 studies in patients with high triglycerides.   In these studies, we observed positive effects on apoC-III, triglycerides, overall lipid parameters and other measures of activity.  These data show that ISIS-APOCIIIRx can be used as a monotherapy or in combination with other triglyceride-lowering drugs with the potential to positively impact the lives of patients with severely high triglycerides.  We plan to report the third set of data later this month and initiate the Phase 3 program for ISIS-APOCIIIRx early next year after discussions with the FDA and European regulators,” concluded Ms. Parshall.

Drug Development Highlights

•                  Isis and its partners advanced antisense drugs in Isis’ pipeline and reported positive clinical data from three programs.

•                  Isis advanced the Phase 2/3 study of ISIS-TTRRx, a drug to treat patients with familial amyloid polyneuropathy.  As a result, Isis earned $2 million from GlaxoSmithKline.

•                  Isis reported Phase 2 data on ISIS-APOCIIIRx in patients with high to severely high triglycerides on stable fibrates.  In this study, ISIS-APOCIIIRx treatment resulted in statistically significant reductions in triglycerides and apoC-III and a statistically significant increase in HDL.

•                  Isis reported Phase 2 data on ISIS-APOCIIIRx in patients with high triglycerides and type 2 diabetes at the American Diabetes Association Scientific Sessions.  In this study, ISIS-APOCIIIRx treatment resulted in statistically significant reductions in triglycerides and apoC-III and a statistically significant increase in high-density lipoprotein (HDL).  In this study treated patients also experienced improvements in glucose control and trends toward enhanced insulin sensitivity.

•                  Isis reported Phase 2 data on ISIS-CRPRx in patients with rheumatoid arthritis (RA).  In this study, patients treated with ISIS-CRPRx achieved rapid, dose-dependent mean reductions of up to 67 percent in CRP, but failed to demonstrate improvements in signs and symptoms of RA that were sufficiently better than those achieved by patients in the placebo group to justify further development of ISIS-CRPRx for RA.

•                  Dr. David Hong reported Phase 1 data on ISIS-STAT3Rx at the American Society of Clinical Oncology.  In this study, treatment with ISIS-STAT3Rx resulted in partial responses that were durable and prolonged in two out of three patients with diffuse large B-cell lymphoma who were refractory to prior chemotherapy treatments.

•                  Isis and its partners initiated clinical studies on three drugs in Isis’ pipeline.

•                  Isis initiated a Phase 2 study of ISIS-SMNRx in infants with SMA and earned a $3.5 million milestone payment from Biogen Idec.

•                  AstraZeneca initiated a Phase 1b/2a study of ISIS-STAT3Rx in patients with advanced metastatic hepatocellular carcinoma.

•                  Isis initiated a Phase 1 study of ISIS-APOARx, an antisense drug designed to reduce levels of Lp(a), an atherogenic lipoprotein.

•                  Isis and its partners continued to advance Isis’ preclinical stage pipeline by adding three drugs into development.

•                  AstraZeneca selected ISIS-ARRx as the second development candidate to advance into development under its collaboration with Isis.  As a result, Isis earned a $10 million milestone payment from AstraZeneca.

•                  Xenon selected XEN701 as a development candidate and licensed XEN701 from Isis.  As a result, Isis earned $3.5 million from Xenon.

•                  Isis added a new drug to its pipeline, ISIS-ANGTL3Rx, for the treatment of hyperlipidemia.

Corporate Highlights

•                  Isis successfully completed a public offering of common stock raising $173.2 million in net proceeds.  Isis plans to use the proceeds from this offering to pursue Phase 3 development of ISIS-APOCIIIRx, retain additional drugs longer in development and advance the rest of its pipeline.

•                  Isis added Breaux Castleman, a senior executive with extensive business experience, to its Board of Directors.

•                  Isis received $6 million from AstraZeneca related to the continuation of the research collaboration between Isis and AstraZeneca to discover and develop novel antisense drugs to treat cancer.

•                  Isis formed a new alliance with Roche to discover and develop antisense drugs to treat Huntington’s disease.

•                  Isis received a $30 million upfront payment and is eligible to receive up to $362 million in a license fee, pre-licensing and post-licensing milestone payments, including up to $80 million in commercial milestones.

•                  In addition, Isis is eligible to receive up to $136.5 million in milestone payments for each additional drug successfully developed plus up to $50 million in commercial milestones if a drug using Roche’s proprietary brain shuttle technology is successfully commercialized.

•                  Isis is also eligible to receive tiered royalties on sales of drugs arising from the alliance.

Conference Call

At 11:30 a.m. Eastern Time today, August 6, 2013, Isis will conduct a live webcast conference call to discuss this earnings release and related activities.  Interested parties may listen to the call by dialing 866-652-5200, or access the webcast at www.isispharm.com.  A webcast replay will be available for a limited time at the same address.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its leadership position in antisense technology to discover and develop novel drugs for its product pipeline and for its partners.  Isis’ broad pipeline consists of 28 drugs to treat a wide variety of diseases with an emphasis on cardiovascular, metabolic, severe and rare diseases, and cancer.  Isis’ partner, Genzyme, is commercializing Isis’ lead product, KYNAMRO™, in the United States for the treatment of patients with HoFH.  Genzyme is also pursuing marketing approval of KYNAMRO in other markets.  Isis’ patents provide strong and extensive protection for its drugs and technology.

FORWARD-LOOKING STATEMENT

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ financial position and outlook, Isis’ business, and the therapeutic and commercial potential of Isis’ technologies and products in development.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs, including the commercial potential of KYNAMRO, is a forward-looking statement and should be considered an at-risk statement.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2012 and its most recent quarterly report on Form 10-Q, which are on file with the SEC. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” refers to Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals® is a registered trademark of Isis Pharmaceuticals, Inc.  Regulus Therapeutics™ is a trademark of Regulus Therapeutics Inc.  KYNAMRO™ is a trademark of Genzyme Corporation.

ISIS PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three months ended,		Six months ended,
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenue:
Research and development revenue under collaborative agreements	$37,615	$47,140	$79,535	$68,957
Licensing and royalty revenue	477	200	1,916	1,618
Total revenue	38,092	47,340	81,451	70,575
Expenses:
Research and development	42,631	40,435	80,944	79,149
General and administrative	3,389	3,209	6,811	6,185
Total operating expenses	46,020	43,644	87,755	85,334
Income (loss) from operations	(7,928)	3,696	(6,304)	(14,759)
Other income (expense):
Equity in net loss of Regulus Therapeutics Inc.	—	(163)	—	(1,139)
Investment income	589	477	967	1,077
Interest expense	(4,808)	(5,219)	(9,603)	(10,398)
Gain on investments, net	840	2	1,898	19
Loss before income tax benefit (expense)	(11,307)	(1,207)	(13,042)	(25,200)

Income tax benefit (expense)	1,181	—	1,244	(2)

Net loss	$(10,126)	$(1,207)	$(11,798)	$(25,202)

Basic and diluted net loss per share	$(0.09)	$(0.01)	$(0.11)	$(0.25)
Shares used in computing basic and diluted net loss per share	108,539	100,213	105,225	100,185

Isis Pharmaceuticals, Inc.

Reconciliation of GAAP to Pro Forma Basis:

Condensed Consolidated Operating Expenses and (Income) Loss From Operations

(In Thousands)

	Three months ended, June 30,		Six months ended, June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$46,020	$43,644	$87,755	$85,334
Excluding compensation expense related to equity awards	(2,636)	(2,460)	(5,505)	(4,727)

Pro forma operating expenses	$43,384	$41,184	$82,250	$80,607

As reported income (loss) from operations according to GAAP	$(7,928)	$3,696	$(6,304)	$(14,759)
Excluding compensation expense related to equity awards	(2,636)	(2,460)	(5,505)	(4,727)

Pro forma income (loss) from operations	$(5,292)	$6,156	$(799)	$(10,032)

Reconciliation of GAAP to Pro Forma Basis

As illustrated in the Selected Financial Information in this press release, pro forma operating expenses and pro forma income (loss) from operations were adjusted from GAAP to exclude compensation expense related to equity awards, which are non-cash.  Isis has regularly reported non-GAAP measures for operating results as pro forma results.  These measures are provided as supplementary information and are not a substitute for financial measures calculated in accordance with GAAP.  Isis reports these pro forma results to better enable financial statement users to assess and compare its historical performance and project its future operating results and cash flows.  Further, the presentation of Isis’ pro forma results is consistent with how Isis’ management internally evaluates the performance of its operations.

Isis Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets:
Cash, cash equivalents and short-term investments	$590,752	$374,446
Investment in Regulus Therapeutics Inc.	62,190	33,622
Other current assets	16,119	15,370
Property, plant and equipment, net	88,312	91,084
Other assets	31,278	31,164
Total assets	$788,651	$545,686

Liabilities and stockholders’ equity:
Other current liabilities	$46,586	$38,397
Current portion of deferred contract revenue	40,409	35,925
2 3/4% convertible senior notes	147,099	143,990
Long-term obligations, less current portion	78,292	77,952
Long-term deferred contract revenue	75,184	66,656
Stockholders’ equity	401,081	182,766
Total liabilities and stockholders’ equity	$788,651	$545,686

Isis Pharmaceuticals’ Contacts:

D. Wade Walke, Ph.D. Vice President, Corporate Communications and Investor Relations 760-603-2741	Amy Blackley, Ph.D. Associate Director, Corporate Communications 760-603-2772

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